Exhibit 99.1

Mawson Infrastructure Group Inc Announces August 2022 Operational Update

Mawson’s installed operational capacity at 3.7 Exahash as at the end of August across Bitcoin Self-
Mining and Hosting Co-location

Approximately $1.8 Million generated from Mawson’s Energy Market Program in August, in addition to the approximately $1.8 Million generated in July

Atlanta, Georgia and Sydney, Australia — September 20, 2022 — Mawson Infrastructure Group Inc. (NASDAQ:MIGI) (“Mawson” or the “Company”), a digital infrastructure provider, announces unaudited Bitcoin production and operational update for August 2022.

“Since July we have continued to adapt our business model to reflect lower Bitcoin prices and higher energy costs in the USA. Our direct responses included the activation of our Energy Market Program and our focus on high margin mining opportunities and jurisdictions. Our priority continues to be on the build out of high quality, low cost per MW deployed data centers in the USA” said James Manning, CEO.

August Bitcoin Self-Mining, Energy Market Program & Hosting Co-location Update:

●	Equivalent total Bitcoin Production: 170

●	Equivalent BTC production from Energy Market Program: 80 (based on average price of Bitcoin in August of $22,366)

●	Self-Mined Bitcoin produced: 90

●	Self-Mining Installed Capacity: 1.7 Exahash

●	Year to date mined Bitcoin: 1129

●	Energy Market Program revenue: approximately $1.8m

●	Hosting Co-location installed capacity: 2.0 Exahash

●	Hosting Co-location megawatts online as at end August: approximately 64 megawatts

●	Total installed capacity across Bitcoin Self-Mining and Hosting Co-location: 3.7 Exahash

Sale of Georgia assets:

As announced to the market on September 9, 2022, Mawson has signed definitive agreements for the sale of certain assets at its Sandersville, Georgia Bitcoin Mining facility to CleanSpark Inc (NASDAQ:CLSK) for up to $42.5 Million, with the transaction anticipated to close in early October, 2022. As a result of this sale the Company will relocate Bitcoin miners from Georgia to Pennsylvania in the fourth quarter of 2022, enabling Mawson to take advantage of significantly lower energy prices and additional Energy Market Program revenue opportunities. This relocation enables the Company to focus on its largest scale, and highest margin operations, whilst simultaneously reducing overall balance sheet leverage, putting the Company in a strong position to navigate the current environment and the upcoming halving which is anticipated in mid 2024.

Pennsylvania Expansion Update:

In addition to reducing debt, Mawson intends to use part of the proceeds of sale of the Georgia assets to continue the development and expansion of its Pennsylvania Bitcoin Mining facilities. The Company’s Pennsylvania facilities have a combined energy capacity of 220 megawatts, which can accommodate approximately 7.3 Exahash of Bitcoin Mining operations.1

Aerial view of Midland, Pennsylvania facility expansion

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ENDS

[1]	Assumes all equipment deployed and 100% online, plus the construction of all contracted sites on time, actual results are likely to vary in a negative manner. Construction delays are common and it is rare for all equipment to be deployed and 100% online, however accurate historical downtime averages are difficult to calculate and also may not provide an accurate picture due to differences moving forward. Investors should consider all risk factors related to uptime when considering these figures, which are a best case scenario. The above information is for general information purposes only, and are forward looking statements which should not be relied upon as being necessarily indicative of future results. Please see our Risk Factors in our Annual Report on Form 10-K filed March 21, 2022, under the Sub-Heading Risks Relating to Our Business and Management for important risks related to our Self-Mining. Exahash capacity assumes installation of current generation ASIC Bitcoin Mining hardware including but not limited to Bitmain S19J Pro and XP, MicroBT M30/1, Avalon A1246 assuming approximately 30 megawatt per 1 Exahash.

About Mawson Infrastructure

Mawson Infrastructure Group (NASDAQ: MIGI) is a digital infrastructure provider, with multiple operations throughout the USA and Australia. Mawson’s vertically integrated model is based on a long-term strategy to promote the global transition to the new digital economy. Mawson matches sustainable energy infrastructure with next-generation Mobile Data Center (MDC) solutions, enabling low-cost Bitcoin production and on-demand deployment of infrastructure assets. With a strong focus on shareholder returns and an aligned board and management, Mawson Infrastructure Group is emerging as a global leader in ESG focused Bitcoin mining and digital infrastructure.

For more information, visit: www.mawsoninc.com

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Mawson cautions that statements in this press release that are not a description of historical fact are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words referencing future events or circumstances such as “expect,” “intend,” “plan,” “anticipate,” “believe,” and “will,” among others. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Mawson’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, the possibility that Mawson’s need and ability to raise additional capital, the development and acceptance of digital asset networks and digital assets and their protocols and software, the reduction in incentives to mine digital assets over time, the costs associated with digital asset mining, the volatility in the value and prices of cryptocurrencies and further or new regulation of digital assets. More detailed information about the risks and uncertainties affecting Mawson is contained under the heading “Risk Factors” included in Mawson’s Annual Report on Form 10-K filed with the SEC on March 21, 2022, and Mawson’s Quarterly Report on Form 10-Q filed with the SEC on August 22, 2022, and in other filings Mawson has made and may make with the SEC in the future. One should not place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Mawson undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as may be required by law.

Investor Contact:

Brett Maas
646-536-7331
brett@haydenir.com
www.haydenir.com

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